Exhibit 4.49

English Translation

House Lease Contract

(For Office)

Contract Number: TU2011071958841OC

Party A (Lessor): Shanghai Digital Entertainment Industry Management Co., Ltd.

Domicile: No.20 North Chaling Road            Postal code: 200032

Legal representative:              Tel.: 64036299

Party B (Lessee): Wohong Network Technology (Shanghai) Co., Ltd.

Domicile:              Postal code:

Legal representative:              Tel.:

In accordance with the stipulations of the Contract Law of the People’s Republic of China and the Regulations of Shanghai Municipality on Housing Lease (hereafter the “Regulations”), Party A and Party B, on the basis of free will, equality, fairness, honesty and credibility and after negotiations, hereby enter into this Contract with respect to Party B leasing from Party A the Premises (as defined below) over which Party A has the full right of operation and that can be leased out in accordance with law, on the terms and subject to the provisions as set forth below.

Article 1 Information on the Premises

1. The house to be leased by Party A to Party B is located at Suites A8 & 4202, “X2 Xuhui Creative Space” Project, No.20 North Chaling Road, Shanghai (hereafter the “Premises”). The paid area of the Premises is 429 square meters. (For the specific location of the Premises, refer to Schedule 1 hereto).

2. The paid area of the Premises is 429 square meters. If the paid area of the Premises is inconsistent with the construction area or lease area measured by any person, organization or agency or the area computed by other means, both parties agree to adjust the rent of the Premises as well as any other expenses calculated on the basis of the lease area of the Premises.

3. The floor plan of the Premises is set out in Schedule 1 hereto and has been presented by Party A to Party B. The specific lease location is marked with black line.

4. Party B acknowledges that as of the date hereof, Party B has known and recognizes that the property right certificate of the Premises is under application, and undertakes not to take this as the basis for refusing to pay the rent or claim the ineffectiveness of this Contract. Party A undertakes that its leasing act complies with the laws and regulations of the People’s Republic of China and has been duly authorized by the original real estate right owner and further undertakes that Party B’s right to use the Premises pursuant to this Contract will be free of any interference from any third person (including original real estate right owner).

5. The conditions of the existing renovations, ancillary facilities and equipment of the Premises, the contents and standards of the renovations to be made and ancillary facilities to be added by Party B with Party A’s consent as well as other relevant matters needing to be specified are to be set out by Party A and Party B in Schedule 2 hereto. Party B declares that Party B has visited and inspected the Premises prior to the execution of this Contract, has a full understanding of the conditions of the renovations and facilities of the Premises and acknowledges the conformity with the purpose of the lease. Party A will deliver the Premises on AS IS basis and both parties shall sign the confirmation document at the time of handover. Both parties agree that this schedule and the said confirmation document serve as the basis for checking when Party A delivers the Premises to Party B and Party B returns the Premises to Party A upon termination or premature termination of this Contract.

Article 2 Purpose of Lease

1. Party B will lease the Premises for office purpose and comply with the regulations of the state and Shanghai Municipality concerning housing use and property management.

2. Party B guarantees that within the lease term, Party B will not modify the use as set forth in the foregoing paragraph without Party A’s written consent and approval by relevant authority as required by regulations.

Article 3 Delivery Time, Lease Term and Rent-free Period

1. Delivery

1) It is agreed by Party A and Party B that Party A shall deliver the Premises to Party B no later than July 15, 2011.

2) From the delivery date (including the deemed delivery date), Party B shall, in addition to paying the monthly management fee before the 5th day of each month, pay all the other expenses concerning the use of the Premises, including renovation electricity fee, water fee, garbage clearing and transport costs, etc.

3) From the delivery date (including the deemed delivery date), Party B shall observe the management rules established by Party A and perform Party B’s obligations hereunder.

2. Lease Term

1) It is agreed by Party A and Party B that the lease term of the Premises commences on July 15, 2011 and ends on July 14, 2013.

2) Upon expiry of the lease term, Party A shall have the right to repossess the Premises and Party B shall return the Premises on time. If Party B intends to renew the lease of the Premises, then Party B shall submit an irrevocable written application for renewal to Party A three months prior to the expiration of the lease term. With Party A’s consent, both parties shall agree upon the lease conditions and enter into a new lease contract. If Party B fails to submit an application beyond the said period or both parties fail to reach an agreement on the lease conditions within two months following Party B’s application, then it shall be deemed that Party B waives the right of first refusal in respect of the Premises under the same conditions.

3. Rent-free Period

1) It is agreed by Party A and Party B that Party A will provide one month’s rent-free period in respect of Party B’s leasing of the Premises. The rent-free period shall commence on July 15, 2011 and end on August 14, 2011.

2) Within the rent-free period, Party B is not required to pay the rent, but shall pay the property management fee and all the other expenses mentioned in Sub-paragraph 3), Paragraph 1, Article 3.

Article 4 Rent, Method and Term of Payment

1. It is agreed by Party A and Party B that the rent of the Premises is RMB4 per day per square meter (paid area). The monthly rent totals RMB 52,195 (in words: RMB fifty-two thousand one hundred and ninety-five).

2. The rent of the Premises will remain unchanged in the first and second years. From the third year, both parties may negotiate to adjust the rent.

3. After receiving the rent, Party A shall issue an invoice to Party B. The company name indicated in the invoice shall be Party B’s name in this Contract.

4. The lease of the Premises shall be subject to the “use after payment” principle. As of the execution date of this Contract, Party B shall pay the rent for the first month, i.e. commence on August 15, 2011 and end on September 14, 2011. Later on, Party B shall, before the 5th day of each month, pay Party A the rent for next lease month (e.g., before September 5, 2011, pay the rent for the month commencing on September 15, 2011 and ending on October 14, 2011; the rest may be deduced by analogy) (the rents throughout the lease term are detailed in Schedule 3). In case of any delay in paying the rent, Party B shall pay the liquidated damages for delay being equal to 0.5% of the monthly rent per delayed day.

5. Party B will pay the rent by bank transfer, check or cash

Party A confirms:

Account holder: Shanghai Digital Entertainment Industry Management Co., Ltd.

Bank name: West Jianguo Road Sub-branch, Shanghai Branch, ICBC

Account number: 1001220709006941662

Article 5 Deposit and Other Expenses

1) Party A and Party B agree that as of the execution date hereof, Party B shall pay Party A the lease deposit, whose amount is three months’ rent and property management fee, i.e. RMB 175,890.

2) After collecting the deposit, Party A shall issue a collection receipt to Party B. The company name indicated in the receipt shall be Party B’s name in this Contract.

3) Within the valid term of this Contract, if Party B fails to make any payment (including, but not limited to, sums payable by Party B hereunder, default interest, liquidated damages and indemnity payable to Party A for any breach by Party B and fees paid by Party A on behalf of Party B), Party A may deduct the actual amount from the deposit. Until then, Party B shall, within ten days after the final payment date of this amount, pay the difference to Party A. If the difference is not paid on time, Party B shall pay liquidate damages for delay being equal to 0.5% of the deposit per delayed day.

4) If the deposit cannot cover Party A’s losses, Party A may make further claim against Party B. Party A shall provide Party B with the corresponding certificates in respect of all the losses claimed by Party A.

5) Upon expiry of the lease term or premature termination of this Contract, the remaining portion, if any, of the deposit after Party B completes the industrial and commercial cancelation or change procedures with the Premises as the registered address or business address, Party A deducts from the deposit the liquidated damages and other expenses payable by Party B pursuant to the provisions herein and Party B returns the Premises pursuant to the provisions herein, shall be refunded without interest to Party B within fifteen days.

6) The property management fee of the Premises shall be charged at a rate of RMB 15 per month per square meter (paid area) as from the delivery date or lease commencement date (whichever is the earlier) and may be adjusted according to Paragraph 8 of this Article 5.

7) From the delivery date or lease commencement date (whichever is the earlier) of the Premises, Party B shall pay the property management fee for next month together with the rent. In case of any delay in making payment, Party B shall pay the liquidated damages for delay being equal to 0.5% of the monthly management fee per delayed day.

8) Party A may reasonably adjust the property management fee based on the actual expenditure per annum and subject to the policy requirements, Party B shall pay the adjusted expenses upon Party A’s 30 days prior written notice to Party B.

9) Within the valid term of this Contract, Party B shall pay Party A the utility fees like water, power, lighting electricity, gas, telephone and the like concerning the Premises according to the payable sums as indicated in the reasonable certificates issued by government public utility units or Party A. Party B shall, before the 5th day of each month, pay the utility fees for the previous month to Party A. In the meantime, Party B shall pay all the expenses incurred in connection with the use of the Premises, including, without limitation, temporary electricity fee, water fee and garbage clearing and transport costs.

10) Throughout the valid term of this Contract, Party A shall have the right to use the deposit paid by Party B to pre-pay the utility fees payable by party B or offset Party B’s utility fees in arrears.

Article 6 Renovation

1. When Party B performs renovations or installs equipment within the Premises, Party B shall observe the following requirements:

1) Party B must comply with the regulations of the government and Party A concerning design and renovations. When Party B renovates the Premises (including, but not limited to, lighting, decoration, etc) or installs fire protection, mechanical & electrical, air-conditioning and other equipment, Party B must submit equipment drawings to Party A in advance as required by Party A and carry out construction with Party A’s written consent. Party A shall not unreasonably withhold or delay its consent, but can put forth reasonable amendment advices.

2) If Party B puts forth additional requirements in respect of the relevant equipment of the Premises delivered due to needs, then Party B shall submit a written application to Party A on the delivery date (including the deemed delivery date). The construction entity designated by Party A will carry out construction, with expenses to be agreed.

3) Party B shall carry out construction according to the drawings approved by Party A. If drawings need to be modified, Party B shall resubmit the drawings pursuant to the provisions under Sub-paragraph 1), Paragraph 1 of this Article.

4) Party B shall carry out the interior renovations, partitioning, reconstruction and equipment installation within the Premises in accordance with Chinese laws and regulations. If Party A thus suffers from losses, Party B shall be held liable for compensation. Party A is not required to bear the delay and loss consequences arising because the government withholds or delays its approval on renovations. If the government authority puts forth the rectification requirement, Party B shall timely modify its renovations according to such government requirement. If the users of neighboring houses are thus affected, Party B shall repair the damages caused to the neighbors and bear all the expenses resulting therefrom, including the reasonable compensation to neighbors; Party A shall not bear any liability, unless Party A has any fault. If the government authority puts forth the rectification requirement on the neighboring tenant of the Premises, Party B shall render necessary assistance at Party A’s request. If Party B thus suffers from losses, Party B shall negotiate with the user of neighboring house; Party A shall not bear any liability, unless Party A has any fault.

5) When Party B performs interior renovations or installs equipment within the Premises, Party B shall adopt high-quality and suitable styles so as to ensure that the indoor design level of the Premises reaches the overall high-quality design level.

6) When Party B installs any lighting signboard, service mark, advertising, logo or publicity object visible outdoors inside the Premises, Party B shall obtain Party A’s prior written consent.

2. If Party B installs or permits to be installed any equipment within the Premises, the water, electricity or gas consumptions of such equipment shall be separately metered. (Refer to Schedule 2 hereto.)

3. Party B must cause its employees, contractors and workers to fully cooperate with Party A and other contractors and workers. Party B shall ensure that contractors and workers will observe Party A’s regulations on constructions (including, but not limited to, obeying Party A’s arrangements for construction management and construction time) so as to minimize the impact on the normal business operations of other tenants.

Article 7 Conditions of the Premises When Returned

1. Except with Party A’s consent to Party B’s renewal of the lease, Party B shall return the Premises to Party A at the latest before 17:00 on the date of the expiry of the lease term or premature termination of this Contract. The Premises returned by Party B shall be in a condition after normal use. When returned, the Premises shall be checked and accepted by Party A and both parties shall settle up the expenses payable by them respectively.

2. Party B agrees to, based on Party A’s requirement, hand over the renovations, fittings or installed equipment or appurtenances inside the Premises (excluding the movable equipment owned by Party B) without any compensation to Party A in a good, rentable condition (other than normal wear). After handover, Party A becomes the owner of such articles.

3. Party B shall remove the movable articles within the Premises when the Premises are returned. If Party B fails to do so on the delivery date of the Premises, Party A shall have the right to deduct from the lease deposit the expenses required for such removal.

Article 8 Subletting, Transfer and Exchange

1. Throughout the lease term, Party B shall not sublet the Premises or any portion thereof for profit-making purpose to a third party other than Party B’s affiliates and submit the subletting contract to Party A for the record. At Party B’s request, Party A shall be obliged to provide assistance.

Article 9 Right of Renewal

1. Throughout the term of this Contract, where Party B intends to renew the lease of the Premises upon expiry of the lease term, Party B shall give an irrevocable written notice to Party A three months prior to the expiration of the lease term. If Party B has given a written notice, but does not renew the lease according to the written notice following the expiration of the original lease contract, Party B shall pay Party A the liquidated damages being equal to twice the monthly rent plus property management fee.

2. If Party B has none of the following breaches, i.e. those as set forth in Sub-paragraphs 1)-3) (regardless of whether such breaches are remedied) and Party B pays the rent and the expenses hereunder until the expiration of the lease term, Party A will prioritize the lease of the Premises to Party B under the same conditions:

1) Party B has failed to pay the payable fees hereunder on time (including, but not limited to, rent, management fee, default interest, etc) more than three times in total;

2) The business area, sanitary facilities and other environments of the Premises are inconsistent with the general image and Party B fails to make improvement upon Party A’s written notice. This situation has occurred three times in total.

3) Party B breaches the provisions of this Contract to occupy the outdoor area or post any advertising on the outer wall of the Premises and Party B fails to make improvement upon Party A’s written notice. This situation has occurred more than three times in total.

2. If Party B commits any breach during the period from the signing date of the renewal contract until the commencement of the renewal term, Party A shall have the right to unilaterally terminate the renewal contract and lease the Premises again.

Article 10 Responsibilities of both Parties

1. Party A’s Responsibilities

1) Party A warrants that it has obtained the lawful authorization of the original real estate right owner and has the lawful and effective right of use and right of subletting over the Premises. Subject to Party B’s payment of the rent and other expenses pursuant to the provisions hereof, Party A shall ensure that Party B will quietly use the Premises and Party A supplied equipment throughout the lease term.

2) If Party A and the original real estate right owner lose the lawful right over the Premises and as a result thereof, Party B cannot continue to use the Premises, Party B shall have the right to stop paying the subsequent rent and Party A shall refund to Party B the corresponding sums after deducting the incurred rent, property fee and energy fees and pay the liquidated damages being equal to three months’ rent.

3) Party A guarantees that the Premises can be used for any lawful purpose, including, but not limited to, registration of domestically funded company, etc. If the real estate materials provided by Party A cannot be used for any lawful purpose, then Party B shall have the right to suspend paying the rent until the termination of this Contract and demand Party A to pay the liquidated damages being equal to three months’ rent. Party A has the obligation to assist Party B in applying for the license. The methods of assistance include, but are not limited to, providing the Premises with complete real estate materials free of charge to Party B to apply for the license.

4) Party A shall, within 5 working days following the execution of this Contract, submit the contract signed by both parties to the original real estate right owner for the record and also submit the written document on such record to Party B. If Party A fails to perform the record procedures within 10 working days following the execution of this Contract, Party B shall have the right to suspend paying the subsequent rent until the elimination of this situation. If Party A fails to do so for more than 30 days, Party B shall have the right to terminate this Contract and demand Party A to pay the liquidated damages being equal to three months’ rent.

5) Party A shall pay the taxes payable by the owner of the Premises as specified by laws and regulations to relevant government authority.

6) Party A shall deliver the Premises to Party B according to the standards on Party A’s delivery as stated in Schedule 2 hereto.

7) Party A shall keep the principal structures of the Premises in a good condition. Party A shall be responsible for the repairs of the Premises as may be necessary due to normal wear.

8) Within the lease term, to ensure that the Premises are in a normally usable and safe condition, Party A may regularly inspect and maintain the Premises. Party B shall cooperate as to such inspection and maintenance.

9) Within the lease term, if Party B finds that the Premises are damaged or fail, Party B shall timely inform Party A to make repairs.

2. Party B’s Responsibilities

1) Party B must keep the interior renovations of the Premises (including, but not limited to, partitions, etc) and appurtenances, whether owned by Party A or Party B (including, but not limited to, air-conditioning system, elevator and other mechanical & electrical facilities, fire device, gas device, electric wires and water pipes) in a tidy and good condition. Within the lease term, Party B shall at its own expense carry out the frequent repairs, maintenances and whitewashing of the interior renovations and all appurtenances of the Premises. Party B shall entrust the contractors designated by Party A to carry out the repairs concerning the elevator and other mechanical & electrical equipment as may be deemed necessary by Party A.

2) For the purpose of public safety and other purposes, Party B shall permit Party A or its authorized representative to enter the Premises at reasonable time to inspect the electrical wires, electric devices, fire equipment or gas equipment (if any) within the Premises.

3) After Party B receives from Party A or its authorized representative the notice specifically indicating the repairs or works that shall be carried out by Party B under this Contract, Party B shall, within one month after the giving of such notice, carry out such repairs or works. Party B shall permit Party A and its authorized representative to enter the Premises at reasonable time to inspect the state of repairs.

4) If Party B fails to carry out repairs or works as stated in the said notice, thus endangering personal and property safety or damaging the image, Party A or its authorized representative shall have the right to enter the Premises to carry out repairs or works upon notice to Party B and Party B shall bear the expenses incurred in connection with such repairs or works.

5) When the Premises suffer from major damages or fire alarm or major accident occurs to the Premises or other facilities have major damages, Party B shall promptly notify Party A.

6) All the activities of Party B and its employees and agents within the Premises shall comply with the laws, regulations and policies of the People’s Republic of China. The losses arising from the investigation and punishment by relevant government authority shall be solely borne by Party B and unrelated to Party A.

7) Party B shall at its own costs take all reasonable steps and precautions to prevent mice, cockroaches or other pests or parasites from breeding within the Premises.

8) Within a reasonable period of three months prior to the expiry or premature termination of the lease term, Party B shall permit Party A to show the future tenant or user of the Premises around the construction and facilities of the Premises.

9) If relevant government authority investigates and punishes any structure, construction, partition and other reconstruction built by Party B within the Premises and violating regulations (regardless of whether such construction, partition and other reconstruction is built by Party B with Party A’s consent or not), Party B shall solely bear the expenses of such dismantling works.

10) Party B shall undertake any activity adversely affecting Party A’s goodwill and reputation.

11) Without Party A’s prior written consent, Party B shall not install or permit to be installed within the Premises any machine, equipment or apparatus with a weight exceeding the bearing capacity of any portion of the Premises.

12) Party B shall not destroy, damage or bedaub any decorative appearance of the public area and cause its employees to comply with this provision.

13) Party B shall not do or permit to be done within the Premises any act interfering with the users of other houses and neighboring property as well as other immoral acts.

14) Party B shall itself apply for all the approvals necessary for its operations. Party A agrees to provide reasonable assistance, but does not guarantee the obtaining of approvals.

15) Without Party A’s prior consent, Party B shall not use any house, facilities and site other than the Premises. Party B shall not pile or permit to be piled any goods, cartons or barriers at any entrance, stairs, platform, passage or other public area.

16) If Party B fails to take effective measures upon Party A’s written notice to Party B, Party A shall have the right to, by reasonable means, clear and dispose of the goods, cartons, garbage or other barriers left within the public area without permission and all the reasonable expenses thus incurred shall be borne by Party B. Party B shall reimburse Party A for the reasonable expenses incurred by Party A in enforcing this provision.

17) Party B shall load and unload goods without affecting the normal business activities of other tenants. The specific time is to be arranged by Party A.

18) To maintain the image and improve the management level of management company, Party B agrees to observe the management rules established by Party A from time to time.

19) Party A shall have the right to compile the unified marketing plans applicable to all tenants, including, but not limited to, discount plan, tenant sponsorship plan, etc. Party B shall actively cooperate to implement the unified marketing plans applicable to tenants.

20) Without prejudice to Party B’s use of the Premises according to the provisions hereof, when Party A organizes the entire marketing and PR activities, Party B shall provide reasonable assistances. Such assistances include, but are not limited to, permitting Party A to show guests around the Premises, permitting the media to make interviews, etc.

21) Within the lease term, Party B shall reasonably use and protect the Premises. Where the Premises and its ancillary facilities and equipment are damaged or fail due to any improper or unreasonable use, Party B shall, within 5 days, make repairs and within 10 days, complete repairs. If Party B fails to make or complete repairs within the said period or refuses to make repairs, Party A can make repairs on Party B’s behalf, with the expenses to be borne by Party B.

22) Party B shall provide the contact person in respect of the Premises. The temporary contact person is Miss He. When Party A serves any document on such contact person, it shall be deemed that the document is served on Party B. If Party B’s contact person changes, Party B shall promptly notify Party A in writing.

Article 11 Exclusions

1. Party A and Party B hereby expressly agree that under any of the following circumstances, Party A is not required to make compensation or rent reduction or exemption or bear any other legal liability to Party B or any other person. Party B guarantees to exempt Party A from its liability for the losses and damages thus sustained by Party B or any other person.

1) any and all consequences caused by the smoke, flood and fire, the dysfunction or failure of mechanical & electrical systems and equipment or the leakage or supply interruption of water supply, drainage, gas and electricity resulting from force majeure or through no fault of Party A.

2) any interference or inconvenience caused by the temporary restriction or modification of public passage resulting from the repairs, reconstruction and renovation works outside the Premises.

2. If the water, electricity and gas supplies of the Premises are interrupted by relevant water, electricity and gas authorities by reason of routine inspection, servicing or regional accident, Party A shall timely inform Party B without any liability.

3. The furnishing by Party A of the security and management staff, any machinery and electronic anti-theft system (if any) to the Premises shall not constitute Party A’s obligation to be liable for the safety and security of the Premises and the property therein. At any time, Party B shall be solely responsible for the Premises or the property therein.

4. Considering the provisions of Paragraph 3 of Article 15 hereof, during the course of marketing activities, Party A shall not be liable for the impact caused by such activities to Party B’s office work.

Article 12 Insurance

1. Party B shall at its own expense procure sufficient property and related insurances with a well reputed insurance company in respect of the renovations, equipment and properties of the Premises.

2. At Party A’s request, Party B must provide the effective policies of such insurances as well as the receipts of the latest premium payments.

3. Neither party shall do or permit to be done any act that invalidates the insurance policies. Neither party shall do any act that results in the increase of the premiums of such insurances.

Article 13 Conditions for Termination of this Contract

1. Party A and Party B agree that within the lease term, under any of the following circumstances, this Contract is terminated and neither party is liable to the other:

1) The right to use the land within the occupancy scope of the Premises are taken back prematurely according to law;

2) The Premises are confiscated according to law for public interests or city construction needs;

3) The Leased Premises are damaged, lost or declared dilapidated;

4) Force majeure occurs.

2. Party A and Party B agree that under any of the following circumstances, either party may terminate this Contract upon written notice to the other party. The breaching party shall pay the other party the liquidated damages being equal to three times monthly rent and property management fee. If the other party suffers from losses and the paid liquidated damages cannot cover such losses, the breaching party shall compensate the difference between losses and liquidated damages:

1) Party A fails to deliver the Premises on time and remains so within 15 days after Party B’s written notice;

2) Party B sublets the Premises, transfers the leasing right of the Premises or exchanges the Premises for the house leased by other person without permission;

3) If the principal structure of the Premises is damaged for Party B’s reason, the deposit will not be refunded;

4) If Party B fails to pay the rent and other payable sums as specified herein on time and such failure lasts for more than 15 days, the deposit will not be refunded and Party B is not required to pay the liquidated damages.

Article 14 Defaulting Liabilities

1. If Party A loses the lawful right over the Premises and as a result thereof, Party B cannot continue to use the Premises, Party A shall refund the deposit to Party B after deducting the incurred rent, property management fee and energy fees and pay the liquidated damages being equal to three months’ rent.

2. If Party B cannot complete necessary industrial and commercial registration by using the Premises and its materials, Party A shall stop charging the rent of the Premises and assist Party B in completing the registration within two months. If the registration procedures are still not completed beyond the said period and Party B terminates this Contract, Party A shall pay Party B the liquidated damages being equal to three months’ rent. The unsuccessful registration for Party B’s reason is an exception.

3. If Party B still fails to perform the record procedures within 10 working days following the execution of this Contract, Party B shall have the right to suspend paying the subsequent rent until the elimination of this situation. If Party A fails to do so for more than 30 days, Party B shall have the right to terminate this Contract and demand Party A to pay the liquidated damages being equal to three months’ rent.

4. If the delivery of the Premises is delayed for Party A’s reason, Party A shall pay the liquidated damages being equal to 3 months’ rent. If the delay in delivering the Premises lasts for 3 months, Party B shall have the right to terminate this Contract.

5. Within the lease term, Party A guarantees that the Premises are in a normally usable and safe condition. If Party A delays repairs after receiving Party B’s notice on failure and as a result thereof, Party B cannot normally use the Premises for 30 days, Party A shall pay the liquidated damages being equal to 3 months’ rent and Party B shall have the right to suspend paying the subsequent rent.

6. Party B is delinquent in paying the rent hereunder and remains so after Party A’s two written notices pressing for payment. Regardless of whether Party B has paid the water, electricity and gas fees or property management fee of the Premises, without prejudice to Party A’s other rights, if Party B still does not pay the rent within 5 working days after receiving Party A’s written notice pressing for payment, Party A shall have the right to stop providing water, electricity, gas and other property management services to the Premises until Party B has paid up the fees in arrears and overdue interest. If Party B’s business operations are thus affected, Party A shall not have any liability. In addition, Party B shall pay the rent, management fee and other expenses set forth hereunder for the period during which Party A takes the measure in this Article.

7. Party B hereby expressly agrees and declares: at any time following the occurrence of the following events, Party A has the right to lawfully and prematurely repossess the Premises and the equipment supplied by Party A, this Contract shall be terminated with immediate effect and Party B shall bear the following defaulting liabilities to Party A:

1) Pay Party A the reduced and exempted rents for the lease period already used by Party B at the rent rate specified herein; pay Party A the liquidated damages being equal to three months’ rent;

2) Pay Party A the liquidated damages being equal to the total rent for the remaining lease term of Party B so as to cover Party A’s losses. Both parties shall take necessary measures to reduce losses. If Party A’s actual losses (including, but not limited to, litigation cost, lawyer cost, property conservation cost, enforcement cost, etc) are reduced, the compensation to be paid by Party B shall be reduced accordingly.

Such events include:

A. If Party B fails to pay the lease deposit on time without good reason for more than 30 days or fails to pay the rent and property management fee on time without good reason for 15 days, the deposit cannot cover the delinquent payment and Party B still does not pay them up upon Party A’s notice pressing for payment. The provision in Item 1) hereof applies.

B. Except as otherwise specified, Party B breaches this Contract and fails to remedy such breach within 15 days after Party A’s written notice.

C. Party B becomes bankrupt or goes into liquidation proceedings.

8. Due to the breach by Party B of this Contract, when Party A gives Party B written notice stating that Party A will exercise the right hereunder to prematurely repossess the Premises, it shall be deemed that Party A has fully exercised this right and Party A is not required to exercise this right by entering the Premises.

9. Upon expiry of the lease term or premature termination of this Contract, if Party B fails to return the Premises on time, then Party B shall pay Party A the liquidated damages being equal to twice original daily rent per delayed day. If such failure exceeds 15 days, Party A shall have the right to enter the Premises and all the renovations, facilities and articles within the Premises will be retained or dismantled. Party A is not required to compensate Party B in respect of the residual value of renovations, facilities and articles.

10. Within the lease term, except as otherwise specified herein, neither party shall cancel or terminate this Contract without permission. If either party needs to prematurely terminate this Contract, it shall give the other party 3 months’ prior written notice and the non-breaching party shall pay the breaching party the liquidated damages being equal to the three months’ rent and property management fee for the current lease year.

Article 15 Interpretations and Others

1. Interpretations

1) As used herein, the term “Lease Commencement Date” refers to the date as set forth herein.

2. Party A reserves the right to modify the design, layout and facilities of any portion (other than the Premises).

3. Party A reserves the right to organize various kinds of promotion activities inside and outside the Park.

4. Party A has the right to make directory boards and place them at any places (both indoors and outdoors) outside the Premises.

5. This Contract applies to the laws of the place where the Premises are located. Any dispute as may arise in connection with this Contract shall be resolved by both parties by consultation. If such consultation has failed, either party may file a lawsuit before the people’s court of competent jurisdiction in the place where the Premises are located.

6. The schedules attached hereto are made an integral part of this Contract and have the same legal effect as this Contract.

7. This Contract is executed in four counterparts, two ones for each party hereto. All the counterparts shall have the same legal effect. This Contract shall enter into force immediately upon execution by Party A and Party B. The two copies shall have the same legal effect.

Schedule 1: Floor Plan of the Leased Location and the Premises (the leased location is marked with black oblique lines for easy identification)

Schedule 2: List of Existing Renovations, Ancillary Facilities and Equipment

I. Lobby (before elevator hall)

Ground: epoxy resin

Wall surface: emulsion paint

Top: white paint for steel structure surface

II. Passage

Ground: same raw material for cleaning & repair

Wall surface: emulsion paint

Top: emulsion paint

IV. Delivery Standard

On AS IS basis (steel structure surface for 1# building, plain concrete for 6# & 4#)

V. Water, electricity, gas, communications and fire protection

1. Water: no W.C. available within the Premises

2. Electricity: the electric capacity of the Premises is 30KW

3. Gas: no gas available within the Premises

4. Communications: telephone & broadband connections to the floor of the Premises

5. Fire protection: fire spraying system is in a good condition

Schedule 3 Right of Renewal and Rent Adjustment

1.	Within the lease term of this Contract, Party A and Party B agree that the rent rate of the Premises is RMB4 per day per square meter (paid area) and no adjustment will be made.

Schedule 4: Property Management Contents

The property management service will be charged at RMB15 per square meter (paid area). The property management fee is the fee charged by the property management company by performing routine maintenance, repair and control services for the houses and equipment, public facilities, greening, sanitation, traffic, public security, environment appearance, etc within office area and providing other tenant-related services after accepting the entrustment of the property user.

According to relevant regulations, the public service fees for office area include the following 8 fees:

Salaries of management and service staff and the welfare expenses allotted according to regulations;

Routine operation, repair and maintenance fees for public facilities and equipment;

Greening administration fee for public area;

Cleaning and sanitation fee for public area;

Security fee;

Office fee of property personnel;

Fixed asset depreciation expenses of property management company;

Statutory taxes and fees.

For property management rules, refer to user manual at http://www.x2space.com

Schedule 5:

Shanghai Quan Toodou Network Science and Technology Co., Ltd.

Shanghai Licheng Cultural Media Co., Ltd.

Reshuffle Technology (Shanghai) Co., Ltd.

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Party A: Shanghai Digital Entertainment Industry Management Co., Ltd. (seal)

[Seal: Shanghai Difital Entertainment Insdustry Management Co., Ltd.]

Authorized representative:

Date of signing:

Party B: Wohong Network Technology (Shanghai) Co., Ltd. (seal)

[Seal: Wohong Netwoirk Technology (Shanghai) Co., Ltd.]

Authorized representative:

Date of signing: July 20, 2011

Place of signing: